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                                                                   EXHIBIT 10.27

This expresses the agreement of Think Laboratory Co. LTD (Think) and Multi-Color Corporation (MCC) to form a joint venture to supply rotogravure engravings to the United States market. Both parties have agreed to the following:

         1. The joint venture will be 80% owned by MCC and 20% owned by Think Laboratory. The venture will have total capital of $3,000,000. Each party may make a cash contribution 50% of its investment in the form of cash or may make its investment in the form of equipment. The remaining 50% will be in the form of leases or bank borrowings. Capital will be invested into the project as necessary to fund the project.

         2. The project will proceed in 2 phases. The initial selling effort will be to develop 1 or 2 customers who can be supplied using MCC's existing Boomerang Line and a new Laserstream and Coating Machine capable of handling Shafted Bases. This will demonstrate the projects feasibility. In addition, MCC will install an upgraded Barco system to provide the prepress capability to handle the increased volume. Costs and expenses for sales, production, administration and installation (working capital) during this period will be the responsibility of MCC and will be considered a capital contribution by Multi-Color.

         3. The next phase of the project will be to expand the building and install the Batten Boomerang line. Costs and expenses during this phase of the project will be shared on a prorata basis by the two companies based on their respective equity contributions.

         4. Think agrees to not sell its Laserstream and Boomerang Line to trade engravers (service houses) or to any U.S. based printers during the term of this agreement. MCC and Think agree to discuss opportunities for Think to sell equipment in the United States and MCC agrees permission to sell equipment in the United States to U.S. printers will not be unreasonably withheld.

         5. Listed as Attachment A. is the capital required by the joint venture to establish the joint venture.

         6. A royalty of 5% will be paid beginning after 12 months or when the operation becomes profitable whichever comes sooner.

         7. The term of this agreement will be for five years. The agreement may be terminated by either party by providing 90 days notice prior to the end of the original contract term or any extensions. By mutual agreement, this agreement may be extended for additional 3 year periods.

Agreed                                 Agreed

By /s/ JOHN C. COURT                   By /s/ T. SLEIGETON
   --------------------------            -------------------------------
Multi-Color Corporation                Think Laboratory Co. LTD.


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                              Capital Requirements

Phase 1.                                  YEN                     $
         Laserstream                  68,000,000             600,000
         Coater 1.                     9,000,000              80,000
         Proof Press                  13,000,000             120,000
         Grinder                      12,000,000             110,000
         Prepress                     20,000,000             180,000
         Working Capital &            25,500,000             250,000
         Installation Costs

Phase 2

         Building Expansion           55,000,000             500,000
         Batten Line                 100,000,000           1,000,000
         Coater 2                      9,000,000              80,000

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